UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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[ ]	Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12

CLEARFIELD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Clearfield, Inc.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held February 22, 2018

 ____________________

TO THE SHAREHOLDERS OF
CLEARFIELD, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Clearfield, Inc., a Minnesota corporation, will be held on Thursday, February 22, 2018, at 2:00 p.m. (local time), at the Minneapolis Marriott Northwest, 7025 Northland Drive North, Brooklyn Park, MN 55428 for the following purposes:

1.	Elect six (6) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified.

2.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

3.	Ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for Clearfield, Inc. for the fiscal year ending September 30, 2018.

Only holders of record of Clearfield, Inc.’s common stock at the close of business on December 27, 2017 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Ronald G. Roth

Chairman of the Board of Directors

January 9, 2018

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2018 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, FEBRUARY 22, 2018

We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at http://materials.proxyvote.com:

— Notice of 2018 Annual Meeting of Shareholders to be held on Thursday, February 22, 2018;

— Proxy Statement for 2018 Annual Meeting of Shareholders; and

— Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

On or about January 9, 2018, we mailed to some of our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability includes instructions to access your proxy card to vote via the Internet, as well as how to request paper or e-mail copies of our proxy materials. Other shareholders received an e-mail notification that provided instructions on how to access our proxy materials and vote via the Internet, or were mailed paper copies of our proxy materials and a proxy card that provides instructions for voting via the Internet, by telephone or by mail.

If you received the Notice of Internet Availability and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive e-mails with instructions to access these materials via the Internet unless you elect otherwise.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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table of contents

Page

PROXY STATEMENT	1
Solicitation of Proxies	1
Cost and Method of Solicitation	1
Voting	1
Differences Between Shareholder of Record and Beneficial Owners	1
Quorum and Voting Requirements	2
Casting Your Vote as a Record Holder	2
Casting Your Vote as a Street Name Holder	2
Revoking a Proxy	3
Annual Meeting and Special Meetings; Bylaw Amendments	3
OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT	4
PROPOSAL 1: ELECTION OF DIRECTORS	5
Information Regarding Nominees	5
Vote Required for Proposal 1	6
PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	7
Vote Required for Proposal 2	7
CORPORATE GOVERNANCE	8
Board Independence	8
Committees of the Board of Directors and Committee Independence	8
Board Leadership Structure	9
Board’s Role in Risk Oversight	9
Director Nominations	10
Board Attendance at Board, Committee and Annual Shareholder Meetings	11
Communications with Directors	11
Code of Ethics	12
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	12
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	13
Compensation Discussion and Analysis	13
Report of the Compensation Committee	16
Summary Compensation Table	17
Grants of Plan-Based Awards in Fiscal Year 2017	18
Outstanding Equity Awards at Fiscal Year-End	18
2017 Options Exercised and Stock Vested	19
Employment Arrangements with Named Executive Officers	19
Definitions of Employment Agreement and Plan Terms	23
DIRECTOR COMPENSATION	26
PROPOSAL 3: APPOINTMENT OF INDEPENDENT AUDITORS	28
Vote Required for Proposal 3	28
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS	28
Accountant Fees and Services	28
Audit Committee Pre-Approval Procedures	29
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	29
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	30
SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES FOR 2019 ANNUAL MEETING	30
OTHER BUSINESS	31

iii

Clearfield, Inc.

7050 Winnetka Avenue North, Suite 100
Brooklyn Park, Minnesota 55428
(763) 476-6866
____________________

PROXY STATEMENT

____________________

Solicitation of Proxies

The accompanying Proxy is solicited on behalf of the Board of Directors of Clearfield, Inc. (“we,” “Clearfield” or the “Company”) for use at the Annual Meeting of Shareholders to be held on February 22, 2018, at 2:00 p.m. (local time) at the Minneapolis Marriott Northwest, 7025 Northland Drive North, Brooklyn Park, MN 55428, and at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about January 9, 2018.

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks, brokers or nominees for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the Annual Meeting as of December 27, 2017 consisted of 13,810,149 shares of common stock, $0.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on December 27, 2017 will be entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Differences Between Shareholder of Record and Beneficial Owners

You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.

You are a beneficial owner if at the close of business on the record date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will not be able to vote your shares with respect to any proposal except for Proposal 3: Appointment of Independent Auditors being presented to shareholders at the Annual Meeting.

Record holders should review the additional information below under “Casting Your Vote as a Record Holder.”

Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

The affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote is required for approval of Proposal 2: Advisory Vote on Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.

The affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote is required for approval of Proposal 3: Appointment of Independent Auditors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3.

Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on Proposal 2 or Proposal 3, it has the same effect as a vote against that proposal. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on Proposal 1: Election of Directors or Proposal 3: Appointment of Independent Auditors.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Casting Your Vote as a Record Holder

If you are the shareholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you are a record holder and you vote your shares, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy without voting instructions, your shares will be voted “FOR” each director nominee identified in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

Casting Your Vote as a Street Name Holder

If you are a street name holder and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Your broker is entitled to vote in its discretion on Proposal 3: Appointment of Independent Auditors.

If you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote.” Brokers and nominees do not have discretionary authority to vote on Proposal 1: Election of Directors or Proposal 2: Advisory Vote on Named Executive Officer Compensation.

As a result, if you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, no votes will be cast on your behalf on Proposal 1 or Proposal 2. Because of these broker voting rules, all street name holders are urged to provide instructions to their brokers or nominees on how to vote their shares at the Annual Meeting.

Make your vote count! Instruct your broker how to cast your vote!

If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 3: Appointment of Independent Auditors.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Secretary of Clearfield, Inc.;

•	Submitting a properly signed proxy card with a later date;

•	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or

•	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428, and our telephone number is (763) 476-6866.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2018 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws as amended. Under the bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our Chief Executive Officer, Chief Financial Officer, any two directors or by a shareholder or shareholders holding 10% or more of shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the shares entitled to vote. We will not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting that does not meet the requirements of Section 2.04-b of our bylaws.

The bylaws contain advance notice requirements relating to director nominations by shareholders and shareholder proposals. For more information, please review the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2019 Annual Meeting.”

The bylaws may be amended or altered by an action of the Board of Directors at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board. Additionally, under the bylaws the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of December 27, 2017 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. Except as indicated below, the business address of each individual set forth below is 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	797,803	5.8%
Ronald G. Roth (3)(4)	1,401,244	10.1%
Cheryl Beranek (3)(5)	570,257	4.1%
Patrick Goepel (3)(6)	112,282	*
Roger Harding (3)	18,009	*
Charles N. Hayssen (3)	174,769	1.3%
Donald R. Hayward (3)	11,479	*
John P. Hill (5)	225,443	1.6%
Daniel R. Herzog (5)	46,181	*
All current executive officers and directors as a group (8 persons)	2,559,664	18.5%

*       Less than one percent

(1)	Includes the following number of shares that could be purchased within 60 days of December 27, 2017 upon the exercise of stock options: Mr. Roth, no shares; Ms. Beranek, no shares; Mr. Goepel, no shares; Mr. Harding no shares; Mr. Hayssen, 2,400 shares; Mr. Hayward, no shares; Mr. Hill, no shares; Mr. Herzog, no shares; and all current directors and executive officers as a group, 2,400 shares.

(2)	Based upon an Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. in which the shareholder reports sole voting power over 785,205 shares of our common stock and sole dispositive power over 797,803 shares of our common stock as of December 31, 2016.

(3)	Currently serves as our director and nominated for election as a director at the Annual Meeting.

(4)	Includes 176,760 shares owned by Mr. Roth’s spouse.

(5)	Named Executive Officer.

(6)	Includes 16,750 shares owned by Mr. Goepel’s spouse.

PROPOSAL 1:
ELECTION OF DIRECTORS

Six directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Proxies cannot be voted for a greater number of persons than the number of nominees named. Pursuant to our bylaws, the authorized number of directors is set at six and the Board of Directors has nominated for election the six persons named below. Each nominee is currently a director of Clearfield. All nominees were elected by the shareholders at our 2017 Annual Meeting of Shareholders.

The persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he or she has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers except that Ms. Beranek and Mr. Hill are related through the marriage of their daughter and son, respectively.

Information Regarding Nominees

Set forth below is biographical and other information with respect to each nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Clearfield at this time.

Cheryl Beranek, age 55, has served as our director since 2007. Ms. Beranek has also served as our President and Chief Executive Officer since June 2007. From July 2003 to June 2007, Ms. Beranek served as President of our former subsidiary, APA Cables and Networks. Prior to joining the Company, Ms. Beranek was President of Americable from 2002 until July 2003, when we acquired Americable. She also served as the Chief Operating Officer of Americable in 2001 and 2002. Ms. Beranek holds a Bachelor of Science degree from Southwest Minnesota State University and a Master’s of Science degree from North Dakota State University.

Ms. Beranek is qualified to serve on the Clearfield Board of Directors because she brings to the Board a keen understanding of our business and industry developed through her tenure as our President and Chief Executive Officer and in her previous position as the President of our former subsidiary. Additionally, Ms. Beranek’s role as our President and Chief Executive Officer allows her to provide the Board with her unique insight as a member of management on our business and our operations.

Ronald G. Roth, age 72, has served as our director since 2002. Mr. Roth is currently retired. Mr. Roth was Chairman of the Board and Chief Executive Officer of Waste Systems Corp., a privately held waste hauling and disposal company, for 25 years prior to its sale to a national solid waste management company in 1995. From 1995 to 2001, he was Chairman of the Board of Access Cash International L.L.C., a North American provider of ATMs and related processing and financial services until its sale. Since 1990 he has been an owner of, and has served in various capacities, including Chairman of the Board and an officer, with Phillips Recycling Systems. Mr. Roth holds a Bachelor of Arts degree in marketing from Michigan State University.

Mr. Roth is qualified to serve on the Clearfield Board of Directors because he brings to the Board a strong background in executive management through his service for more than 25 years as the Chief Executive Officer or executive officer of several companies.

Roger Harding, age 63, has served as our director since July 14, 2016. From 1972 to 2008, Mr. Harding served in multiple leadership roles with Alcatel-Lucent, including as the Vice President & General Manager, Global Switching from 2001 until his retirement in 2008. Mr. Harding received a Bachelor of Arts degree in business administration and management from the University of Central Oklahoma.

Mr. Harding has a strong background in operations and the execution of operational strategies, as well as a deep understanding of the telecommunications and networking markets. These attributes qualify him to serve as a director of Clearfield. In addition, Mr. Harding qualifies as an audit committee financial expert.

Charles N. Hayssen, age 66, has served as our director since 2008. Since January 2009, Mr. Hayssen has served as the President of Safeway Driving School, a privately-held provider of driver’s education services. From August 2007 to September 2008, Mr. Hayssen was a private investor. From August 2004 until August 2007, Mr. Hayssen was Chief Operating Officer of AllOver Media, Inc., a privately-held out-of-home media company. From September 2002 to April 2004, Mr. Hayssen was the Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm. From March 2004 to May 2009, Mr. Hayssen was a director of Lenox Group Inc., a publicly held designer, distributor, wholesaler and retailer of fine quality tableware, collectible and other giftware products, until it filed petition for reorganization relief in November 2008. Mr. Hayssen holds a Bachelor of Arts degree from Dartmouth and from the University of Chicago Graduate School of Business, a Masters of Business Administration degree.

Mr. Hayssen brings strong executive management and financial management experience to the Board, as well as experience as a director of a publicly traded company, all of which qualify him to serve as a director of Clearfield. In addition, Mr. Hayssen qualifies as an audit committee financial expert.

Donald R. Hayward, age 60, has served as our director since 2007. From 2006 to his retirement in 2017, Mr. Hayward has served as the President of Engel Diversified Industries (EDI), a privately held manufacturing company. Mr. Hayward is currently a consultant for manufacturing clients. From 1997 until joining EDI, Mr. Hayward was Director of Corporate Services at Minnesota Technology, Inc. a publicly funded, private non-profit in support of Minnesota’s technology community. Mr. Hayward holds a Bachelor of Science degree in business administration and economics from the University of Wisconsin.

Mr. Hayward’s executive leadership experience, his familiarity with the business and operations of a manufacturing company developed through his service at EDI, and his background in technology qualify him to serve as a director of Clearfield.

Patrick Goepel, age 56, has served as our director since September 1, 2015. Since January 2010, Mr. Goepel has served as the President and Chief Executive Officer of Asure Software, Inc., a publicly-held provider of workplace management software (NasdaqCM: ASUR). He previously served as Asure Software’s Interim Chief Executive Officer from September 2009 to January 2010 and has served as its director since August 2009. Previously, he was the President and Chief Executive Officer of Fidelity Investment’s Human Resource Services Division from 2006 to 2008 and President and Chief Executive Officer of Advantec from 2005 to 2006. A former board member of iEmployee, Mr. Goepel currently serves on the board of directors of APPD Investments, and SafeGuard World International. He also served on the board of AllOver Media Holdings, Inc. until its sale to a private equity firm in March 2015.

Mr. Goepel’s public company executive management and board experience, as well as his background in successful execution of global expansion, operational and M&A initiatives, qualify him to serve as a director of Clearfield. In addition, Mr. Goepel qualifies as an audit committee financial expert.

Vote Required for Proposal 1

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.

The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee Identified in Proposal 1
_________________________________

PROPOSAL 2:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

At the time of the 2017 Annual Meeting of Shareholders, our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every year and accordingly, we are asking our shareholders to cast an advisory vote on named executive officer compensation at the Annual Meeting.

As described in detail in the Executive Compensation section of this proxy statement, our named executive officers have the opportunity to earn significant portions of their compensation based on the achievement of specific annual goals intended to drive financial performance of our business and the realization of increased shareholder value. Shareholders are encouraged to read the Executive Compensation section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about fiscal year 2017 compensation of our named executive officers. Shareholders are also encouraged to read “Executive Compensation – Compensation Discussion and Analysis – Consideration of 2016 Say-on-Pay Vote” for an explanation of the impact of the prior say-on-pay vote relating to fiscal year 2016 compensation.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Clearfield, Inc. approve, on an advisory basis, the compensation of the named executive officers as disclosed in Clearfield’s proxy statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this proxy statement.

Vote Required for Proposal 2

Approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 2.

While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of fiscal 2018 and beyond.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote on Executive Compensation

_______________________

CORPORATE GOVERNANCE

Board Independence

The Board of Directors undertook a review of director independence in November 2017 as to all six directors then serving. As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Clearfield, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Board of Directors affirmatively determined that each of the directors, with the exception of Ms. Beranek, is independent according to the “independence” definition of the Nasdaq Listing Rules. Ms. Beranek is not independent under the Nasdaq Listing Rules because she is employed by Clearfield and serves as our executive officer.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers, as well as the Board of Directors evaluation of the Chief Executive Officer pursuant to the evaluation process established by the Nominating and Corporate Governance Committee. In connection with its review of compensation of executive officers or any form of incentive or performance based compensation, the Committee will also review and discuss risks arising from our compensation policies and practices. The Compensation Committee also administers the 2007 Plan.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com.

The current members of the Compensation Committee are Ronald G. Roth (Chair), Patrick Goepel and Donald R. Hayward. During fiscal year 2017, the Compensation Committee met four times, including in executive session without management present. A report of the Compensation Committee is set forth below.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The Nominating and Corporate Governance Committee is also responsible for the leadership structure of our Board, including the composition of the Board and its committees, and an annual review of the position of Chairman of the Board. As part of its annual review, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board of Directors for any changes in such position. The Nominating and Corporate Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

The charter of the Nominating and Corporate Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Nominating and Corporate Governance Committee meets these requirements. A copy of the current charter of the Nominating and Corporate Governance Committee is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. A copy of our current Governance Guidelines is also available in the “Corporate Governance” section of our website, found through the link to the “For Investors” section. The current members of the Nominating and Corporate Governance Committee are Donald R. Hayward (Chair), Roger Harding, Charles N. Hayssen and Ronald G. Roth. During fiscal year 2017, the Nominating and Corporate Governance Committee met three times.

Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to “Corporate Governance” in the “For Investors” section of our website at www.SeeClearfield.com. Our Audit Committee presently consists of four directors: Charles N. Hayssen (Chair), Patrick Goepel, Roger Harding and Donald R. Hayward. During fiscal year 2017, the Audit Committee met four times, including in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, the Board of Directors has determined that Mr. Hayssen, Mr. Goepel and Mr. Harding each meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.

Board Leadership Structure

The Board consists of a non-executive Chairman of the Board and three standing committees that are each led by a chair. The members of each committee are “independent directors” under the Nasdaq Listing Rules and meet the other similar independence requirements applicable to that committee. Our Chief Executive Officer is a director, but she does not serve as chair of the Board and does not serve on any committee.

We believe that the current Board leadership structure is appropriate for Clearfield at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among Board members and with management. In particular, we believe that having our Chief Executive Officer serve as a member of the Board and having a separate individual serve as Chairman of the Board allows the independent directors and the Chief Executive Officer to contribute their different perspectives and roles to our strategy development. Our current Board leadership structure is part of the policies reflected in our Governance Guidelines and the Nominating and Corporate Governance Committee is empowered through its charter to consider and make changes to the structure if necessary.

Board’s Role in Risk Oversight

We face a number of risks, including financial, technological, operational, regulatory, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Board exercises its oversight both through the full Board and through the three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through our executive officers and advisors, including our outside legal counsel and our independent registered public accounting firm. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, fiscal year budgets, technology, quality, regulatory, and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Director Nominations

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 2.14 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.” The Nominating and Corporate Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provides that the Board should generally have between five and seven directors. The Board of Directors is currently comprised of six directors. The Nominating and Corporate Governance Committee believes that a six person Board of Directors is appropriate. At six directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and engage the directors in Board and committee service, all while maintaining efficient function and communication among members. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board; Diversity Considerations. The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Nominating and Corporate Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Nominating and Corporate Governance Committee to recommend them to the Board of Directors, as the Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Clearfield and the Board of Directors. In November 2009, the Nominating and Corporate Governance Committee determined that it would evaluate each prospective nominee against the following standards and qualifications:

•	Background, including demonstrated high personal and professional ethics and integrity;
•	The ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of Clearfield;
•	Commitment, including the willingness to devote adequate time to the work of the Board and its committees;
•	The ability to represent the interests of all shareholders and not a particular interest group;
•	The skills needed by the Board, within the context of the existing composition of the Board, including knowledge of our industry and business or experience in business, finance, law, education, research or government;
•	The candidate’s qualification as “independent” under Nasdaq or other standards and qualification to serve on Board committees; and
•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the Board’s diversity.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity. However, as part of the nominee selection process for this Annual Meeting, the Nominating and Corporate Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of each director nominee. Based upon that review, the Nominating and Corporate Governance Committee believes that each director contributes to the Board’s diversity in terms of knowledge, experience, skills, expertise, and other demographics that particular director brings to the Board.

In reviewing prospective nominees, the Nominating and Corporate Governance Committee reviews the number of public-company boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Our Governance Guidelines provide that non-employee directors should serve on no more than four boards of other publicly-held companies, subject to Board waiver with respect to this guideline on a case-by-case basis.

The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate. The Nominating and Corporate Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Nominating and Corporate Governance Committee members may interview the prospective nominees in person or by telephone. After completing the evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2018 Annual Meeting. The nominees for the Annual Meeting were selected by the Nominating and Corporate Governance Committee in November 2017. All nominees were elected by shareholders at the 2017 Annual Meeting of Shareholders. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Nominating and Corporate Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees. The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of Clearfield, Inc. To be considered, the written notice must be timely received and in proper form as described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals and Shareholder Nominees for 2019 Annual Meeting.”

Board Attendance at Board, Committee and Annual Shareholder Meetings

During fiscal year 2017, the Board of Directors met seven times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he or she served during fiscal year 2017. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. All but one of the directors then serving attended the 2017 Annual Meeting of Shareholders.

Communications with Directors

Shareholders may communicate with the Board of Directors as a group, the chair of any committee of the Board of Directors, or any individual director by sending an e-mail to board@clfd.net or by directing the communication in care of the Secretary of Clearfield, to the address set forth on the front page of this proxy statement. Shareholders making a communication in this manner will receive a confirmation of receipt of the communication if the Secretary is provided with an address for that purpose and the shareholder does not otherwise request that no confirmation be sent.

All communications that are not excluded for the reasons stated below will be forwarded unaltered to the director(s) to which the communication is addressed or to the other appropriate director(s). Communications received from shareholders will be forwarded as part of the materials sent before the next regularly scheduled Board or committee meeting, although the Board has authorized the Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant.

The Board of Directors has authorized the Secretary to exclude a communication on matters that are unrelated to the duties and responsibilities of the Board, such as:

•	Product inquiries, complaints or suggestions

•	New product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any excluded communication will be made available to the Board of Directors upon request of any director.

If shareholders have a communication that is a proposal for a nominee for director or is a proposal for shareholder action to be included in our proxy statement, the communication must be directed to Secretary and must conform to the requirements of Clearfield’s bylaws. For more information, please review our bylaws and the sections of this proxy statement entitled “Director Nominations – Shareholder Proposals for Nominees” and “Shareholder Proposals and Shareholder Nominees for 2019 Annual Meeting.”

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and controller. This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to under “About Clearfield” to the “For Investors” section of our website at www.clearfieldconnection.com. To the extent permitted, we intend to disclose any amendments to, or waivers from, the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the code of ethics on our website at www.SeeClearfield.com under the “Corporate Policies” page of the “For Investors” section.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm. The discussions with Baker Tilly Virchow Krause, LLP also included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Baker Tilly Virchow Krause, LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with Baker Tilly Virchow Krause, LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending September 30, 2017.

BY: THE AUDIT COMMITTEE
Charles N. Hayssen (Chair)
Patrick Goepel
Roger Harding
Donald R. Hayward

EXECUTIVE OFFICERS

Set forth below is biographical and other information for our current executive officers. Information about Ms. Cheryl Beranek, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

John P. Hill, 52, was appointed as our Chief Operating Officer effective October 30, 2008. Prior to being appointed in this position, Mr. Hill had been our Vice President of Engineering and Product Management since 2007. He also served as our Vice President of Product Management and Development from 2004 to 2007 and was our first Vice President of Sales from 2003 to 2004. Mr. Hill attended Macalester College and the University of Minnesota.

Daniel R. Herzog, 53, has been Chief Financial Officer since August 25, 2011 and served as Interim Chief Financial Officer from February 19, 2011 until his appointment in August 2011. He served as Clearfield’s Vice President of Administration from June 2009, until his appointment as Interim Chief Financial Officer, which also includes the duties of Vice President of Administration.  Mr. Herzog previously served as our Comptroller and principal accounting officer from September 2003 through February 2006. Mr. Herzog held positions of Controller and Chief Financial Officer in his 13 years at Americable, which was acquired by Clearfield in 2003. Mr. Herzog received his Bachelors of Arts degree in Accounting in 1986 from Gustavus Adolphus College in St. Peter, Minnesota.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion of executive compensation describes various aspects of our compensation policies and practices as applied to the following executive officers who are referred to in this proxy statement as the “named executive officers”:

•	Cheryl Beranek, our President and Chief Executive Officer

•	Daniel R. Herzog, our Chief Financial Officer

•	John P. Hill, our Chief Operating Officer

This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during fiscal year 2017, as reported in the compensation tables and accompanying narrative sections appearing on pages 13 to 26 of this proxy statement.

Overview of the Executive Compensation Process

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers other than the Chief Executive Officer. The Board of Directors is responsible for, and regularly reviews, the succession plan for our Chief Executive Officer. The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee has also been appointed by the Board of Directors to administer our equity compensation plans, which for fiscal year 2017 consisted of the 2007 Plan.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs. On November 17, 2016, the Compensation Committee recommended and the Board of Directors approved the establishment of a cash incentive compensation program for fiscal year 2017 (the “2017 Bonus Plan”) for certain of our employees including executive officers. As part of the establishment of the 2017 Bonus Plan, the Compensation Committee recommended and the Board approved the target and maximum goals under the 2017 Bonus Plan and the cash bonuses that executive officers may earn under the 2017 Bonus Plan based upon percentages of their respective salaries.

Our Compensation Philosophy

Our philosophy with respect to the compensation of executive officers is based upon the following principles, which are also applicable to compensation of all employees:

•	Base salaries should be set at levels that recognize the significant potential compensation opportunities available through performance based compensation; and

•	Performance-based compensation should constitute a significant portion of the executive’s overall compensation and be available to the executive when they individually deliver, and we as a company deliver, high performance.

The Compensation Committee reviews our compensation philosophy and our compensation programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains superior executive talent and encourages our executive officers to achieve our business goals and second, to identify changes and trends in executive compensation policies and practices.

Use of Compensation Consultant and Role of Management

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities. The compensation consultant and any other adviser retained by the Compensation Committee report to the Compensation Committee. For fiscal year 2017, the Compensation Committee did not retain a compensation consultant. Instead, the Compensation Committee reviewed certain aspects of our historical compensation practices and other information against which it measured the competitiveness of our compensation of the named executive officers in fiscal year 2017.

In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the awards under the cash incentive compensation program such as the 2017 Bonus Plan, discretionary bonuses, and equity awards. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2017 Bonus Plan. No named executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the named executive officers are invited to attend meetings of the Compensation Committee. However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.

2017 Compensation for Named Executive Officers

For the named executive officers, annual compensation consists of base salary, an annual cash bonus based on achievement of goals determined by the Compensation Committee, and long-term equity compensation. Ms. Beranek, who is both a director and a named executive officer, receives no compensation for her service as a Board member.

Base Salaries

On November 17, 2016, the Committee recommended and Board of Directors approved an increase in the annual base salaries of our executive officers of 5.0% to the following amounts: Ms. Cheryl Beranek, President and Chief Executive Officer, $322,317; Mr. John P. Hill, Chief Operating Officer, $322,317; and Mr. Daniel R. Herzog, Chief Financial Officer, $200,193.

In determining the base salaries, the Compensation Committee reviewed and discussed our budget for fiscal year 2017, including budgeted employee compensation expense. The Compensation Committee also reviewed the historical base salary information for each named executive officer, as well as the total cash compensation the named executive officers may have earned from the 2017 Bonus Plan. The Compensation Committee also considered publicly available compensation information against which it reviewed the competitiveness of base salaries.

Design of and Payouts under the 2017 Bonus Plan

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Compensation Committee adopted the 2017 Bonus Plan as our performance based compensation program.

Under the 2017 Bonus Plan, the Committee determined minimum, target and maximum performance goals relating to our revenue and gross profit percentage for fiscal year 2017, as well as the cash bonus that each executive officer could earn as a percentage of her or his base salary at the minimum, target and maximum level. Any payout under the 2017 Bonus Plan in respect of the gross profit percentage goal requires a minimum revenue amount be achieved. With the 2017 Bonus Plan, the Compensation Committee selected revenue and gross profit percentage in order to incentivize disciplined top line growth.

The following table shows the cash bonus as a percentage of salary that would be earned by each of the executive officer officers under the 2017 Bonus Plan upon our achievement of the minimum, target and maximum fiscal year 2017 performance goals.

Executive Officer and Title	Bonus Opportunity Under 2017 Bonus Plan For Revenue Goal As a Percentage of Base Salary
	Minimum Goal Achieved	Target Goal Achieved	Maximum Goal Achieved
Cheryl Beranek President and Chief Executive Officer	30%	100%	150%
John P. Hill Chief Operating Officer	30%	100%	150%
Daniel R. Herzog Chief Financial Officer	10%	36%	50%

Under the 2017 Bonus Plan, the maximum cash bonus that could be earned by an executive officer will not exceed the maximum percentage of base salary stated above, even if our actual performance exceeds the maximum revenue performance goal.

On November 7, 2017, the Compensation Committee determined our achievement of the revenue and gross profit percentage performance goals. We did not meet the minimum revenue goal set by the Compensation Committee. Accordingly, on November 7, 2017, the Compensation Committee determined that none of the named executive officers earned any bonus under the 2017 Bonus Plan.

Long-Term Equity Compensation

The Compensation Committee may from time to time grant equity awards to executive officers for their performance during a fiscal year or on a case-by-case basis to reward particular aspects of performance during a fiscal year. The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

In fiscal year 2017, the Compensation Committee did not grant equity awards to the named executive officers. In determining not to grant equity awards, the Compensation Committee considered the awards granted to the executive officers in fiscal year 2016.

The Compensation Committee has delegated its authority to the Chief Executive Officer under the 2007 Plan to make grants of restricted stock and options to purchase our common stock to newly hired non-executive employees who are hired between scheduled meetings of the Compensation Committee. Further, the Chief Executive Officer’s authority is limited to grant equity awards, including options and restricted stock awards, of no more than 5,000 shares to any non-executive employee and she must advise the Compensation Committee at its next meeting of the terms of any such grant. In all other respects, equity awards granted pursuant to the Chief Executive Officer’s delegated authority shall have the terms and conditions applicable to equity awards specified in the 2007 Plan and consistent with the new-hire equity awards previously approved by the Committee. During fiscal year 2017, the Chief Executive Officer did not make any awards of shares of restricted stock under this delegation.

Employment Agreements and Change in Control Provisions

For fiscal year 2017, Ms. Beranek and Mr. Hill were parties to the same form of employment agreement with us. For fiscal year 2017, Ms. Beranek and Mr. Hill were also participants in a Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”).

We believe that our management has contributed significantly to our growth and success in the industry and the Compensation Committee views the employment agreements as a means to assure our executive’s continuing services including, but not limited to, under circumstances in which there is a possible threatened or actual change in control of our company. The Compensation Committee believes the employment agreements help diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a potential termination of employment; encourage the executive’s full attention and dedication to our company and to enhancing the value of our company for shareholders, including in the event of any threatened or impending change in control; and provide the executive with compensation and benefits arrangements upon termination of employment which are competitive with those of other potential employers.

The Compensation Committee approved the Tax Gross Up Plan in order to fulfill our obligation under the employment agreements with Ms. Beranek and Mr. Hill relating to an excise tax gross-up payment plan. The Compensation Committee believes that the Tax Gross Up Plan is appropriate primarily because it helps preserve the intended value of change in control related payments to the executives who would otherwise be subject to significant tax penalties due to the arbitrary nature of the Internal Revenue Code provisions relating to these types of payments and because it promotes fairness between executives since the tax penalties can have significantly varying and arbitrary effects on an executive’s tax obligation depending on personal compensation history and decisions.

See “Executive Compensation – Employment Arrangements with Named Executive Officers” for summaries of the employment agreements and Tax Gross Up Plan.

Consideration of 2017 Say-On Pay Vote

At the 2017 Annual Meeting of Shareholders, we asked our shareholders to cast an advisory vote on named executive officer compensation (the “say-on-pay” proposal). The say-on-pay proposal presented at the 2017 Annual Meeting of Shareholders received 98.4% approval by our shareholders. Based upon the voting results for the 2017 Annual Meeting say-on-pay proposal, the Compensation Committee believes that shareholders support our executive compensation programs and practices. Therefore, the Compensation Committee continued to apply the same principles in determining fiscal year 2018 compensation for the named executive officers.

Report of the Compensation Committee

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended September 30, 2017 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the proxy statement for the 2018 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors:

Ronald G. Roth (Chair)
Patrick Goepel
Donald R. Hayward

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the last three fiscal years for (i) Cheryl Beranek, our President and Chief Executive Officer; (ii) Daniel R. Herzog, our Chief Financial Officer; and (iii) the one other executive officer of our company, John P. Hill, our Chief Operating Officer (together referred to as our “named executive officers”).

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Cheryl Beranek President and Chief Executive Officer	2017	$321,631	$—	$—	$—	$14,549	$336,180
	2016	306,024	77,000	450,000	360,381	13,849	1,207,254
	2015	282,400	—	—	250,000	13,091	545,491
Daniel R. Herzog Chief Financial Officer	2017	$199,826	$—	$—	$—	$1,732	$201,558
	2016	190,073	13,000	300,000	77,311	7,705	588,089
	2015	174,827	—	—	56,462	9,868	241,157
John P. Hill Chief Operating Officer	2017	$321,631	$—	$—	$—	$16,749	$338,380
	2016	306,024	77,000	450,000	360,381	16,049	1,209,454
	2015	283,027	—	—	250,000	14,550	547,577

(1)	Represents a bonus approved by the Compensation Committee as a discretionary increase to the cash bonus the named executive officer received under the cash bonus program for the fiscal year noted.

(2)	Represents the aggregate grant date fair value of stock awards in the respective fiscal year, as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation using the assumptions discussed in Note C, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2017.

(3)	Represents bonuses paid to the named executive officers under our cash bonus program for the year noted, which are reported for the year in which the related services were performed.

(4)	Represents the following amounts:

Name	Year	Matching Contributions to 401(k) Plan	Term Life Insurance Premiums (1)
Cheryl Beranek	2017	$12,944	$1,605
	2016	12,244	1,605
	2015	11,486	1,605
Daniel R. Herzog	2017	$1,732	—
	2016	7,705	—
	2015	9,868	—
John P. Hill	2017	$12,944	$3,805
	2016	12,244	3,805
	2015	11,945	2,605

(1)	Represents amounts paid by us for a term life insurance policy. Ms. Beranek’s policy began January 20, 2011, provides a $2 million benefit payable to Ms. Beranek’s estate upon her death, and expires in the year 2058. Mr. Hill’s policy began February 7, 2011, provides a $2 million benefit payable to Mr. Hill’s estate upon his death, and expires in the year 2061. We also have corresponding term insurance policies of each Ms. Beranek and Mr. Hill for $2 million each where the death benefit is payable to us.

Grants of Plan-Based Awards in Fiscal Year 2017

The following table sets forth certain information concerning certain plan-based awards granted to the named executive officers during the fiscal year ending September 30, 2017:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Cheryl Beranek	11/17/2016	$96,695	$322,317	$483,476
Daniel R. Herzog	11/17/2016	$20,019	$72,377	$100,097
John P. Hill	11/17/2016	$96,695	$322,317	$483,476

(1)	Represents bonuses that could have been earned by the named executive officers under our 2017 Bonus Plan if we achieved the minimum, target and maximum of each of the performance goals. See the column of the Summary Compensation Table entitled “Non-Equity Incentive Plan Compensation” for the amounts actually earned under the 2017 Bonus Plan. For explanation of the 2017 Bonus Plan, refer to the description under the heading of this proxy statement entitled “Executive Compensation – Compensation Discussion and Analysis – 2017 Compensation for Named Executive Officers – Design of and Payouts Under the 2017 Bonus Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at September 30, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
Cheryl Beranek (2)	—	—	—	—	29,750	$404,600
Cheryl Beranek (3)	—	—	—	—	17,094	232,478
Daniel R. Herzog (2)	—	—	—	—	10,500	$142,800
Daniel R. Herzog (3)	—	—	—	—	11,396	154,986
John P. Hill (2)	—	—	—	—	29,750	$404,600
John P. Hill (3)	—	—	—	—	17,094	232,478

(1)	Value based on a share price of $13.60, which was the closing sales price of our common stock on The Nasdaq Stock Market on September 29, 2017, the last trading day prior to our fiscal year-end.

(2)	Restricted stock vests in annual installments of 10% per year for ten years beginning August 21, 2015.

(3)	Restricted stock vests as to one-third of the shares on the first three anniversaries of the date of grant beginning May 26, 2017.

2017 Options Exercised and Stock Vested

The following table sets forth certain information concerning options exercised and restricted stock vested during fiscal year 2017 for the named executive officers.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercse (#)	Value Realized on Exercse ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Cheryl Beranek	—	$—	21,250	$246,160
Daniel R. Herzog	10,000	$159,100	7,500	$86,880
John P. Hill	—	$—	21,250	$246,160

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise.

(2)	Represents the fair market value of the restricted stock that vested in fiscal year 2017, calculated as the market price on that day multiplied by the number of shares vested.

Employment Arrangements with Named Executive Officers

Cheryl Beranek was appointed as our President and Chief Executive Officer effective June 28, 2007. Daniel R. Herzog was appointed our Interim Chief Financial Officer on February 18, 2011 and effective August 25, 2011, Mr. Herzog became our Chief Financial Officer on a full-time basis. John P. Hill was appointed as our Chief Operating Officer effective October 30, 2008.

On December 16, 2008, we entered into employment agreements with Ms. Beranek and with Mr. Hill. The employment agreements with the executives are described below. On November 18, 2010, we adopted the Code 280G Tax Gross Up Payment Plan (the “Tax Gross Up Plan”), which is also described below. Each of Ms. Beranek and Mr. Hill are participants in the Tax Gross Up Plan.

During fiscal year 2017, Mr. Herzog’s employment with us is “at will” and in fiscal year 2017, did not have any agreement or other arrangement with Mr. Herzog relating to his employment or post-termination compensation.

The 2007 Plan provides that all stock options granted under the 2007 Plan will become fully exercisable and vested in the event of a “change in control” and will terminate 60 days thereafter, unless otherwise determined by the Board of Directors prior to the change in control. The agreement for restricted stock awards issued under the 2007 Plan also provides that all restrictions on the restricted stock will lapse upon a “change in control.” All outstanding options and awards of restricted stock held by the named executive officers were granted pursuant to the 2007 Plan.

See “Executive Compensation – Definitions of Employment Agreement and Plan Terms” for defined terms used in the description below of the employment agreements and in the 2007 Plan.

Description of Beranek and Hill Employment Agreements

Pursuant to the employment agreement with Ms. Beranek, she will serve as our President and Chief Executive Officer for an initial base salary of $220,000, subject to increase (or decrease, but not below the initial base salary of $220,000) pursuant to our normal practices for our executives. In addition to the base salary, Ms. Beranek is eligible to earn, for each fiscal year during the period of her employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. However, Ms. Beranek’s target annual bonus must be 60% of her base salary for that year, and her maximum annual bonus must be 150% of base salary for that year. Ms. Beranek is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

Pursuant to the employment agreement with Mr. Hill, he will serve as our Chief Operating Officer for an initial base salary of $170,000, subject to increase (or decrease, but not below the initial base salary of $170,000) pursuant to our normal practices for our executives. In addition to the base salary, Mr. Hill is eligible to earn, for each fiscal year of during the period of his employment, an annual cash performance bonus with the amount of the annual bonus and the target performance goals applicable to the annual bonus determined in accordance with the terms and conditions of the bonus plan as in effect from time to time. However, Mr. Hill’s target annual bonus must be 40% of his base salary for that year, and his maximum annual bonus must be 150% of base salary for that year. Mr. Hill is also entitled to participate in our welfare benefit plans, fringe benefit plans and is entitled to receive paid vacation in accordance with the policies applicable to our senior executives.

The executive’s employment will continue until it is terminated by us or by the executive in accordance with the terms of the employment agreement. The employment agreements each have a term ending on December 16, 2011 except that the employment agreements will automatically renew for successive one year periods unless either the executive or we elect not to extend the term by at least sixty days’ written notice. In addition, the executive’s employment will terminate automatically upon death or “disability” as defined in the agreement.

We may terminate either executive’s employment for “cause” (as defined in the employment agreement) or without cause. We must provide the executive with a notice of termination for cause specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided. The executive may terminate her or his respective employment for “good reason” (as defined in the employment agreement) or without good reason, provided that in the case of a termination for good reason, the executive must terminate her or his employment within 180 days following the lapse of the period for our cure of the event constituting good reason unless we have fully corrected the event constituting good reason prior to the date of termination. A reduction in the executive’s annual base salary or target annual bonus or our material breach of its obligations under the agreement will constitute a good reason only if the executive provides us with a written notice of the event within ninety days of its occurrence and we fail to remedy the event within thirty days of our receipt of the notice. Further, in the case of the executive’s termination for good reason, the executive must provide us with a notice of termination specifying the facts providing a basis for the termination and the date of termination, which may not be less than thirty days from the date notice is provided.

If the executive’s employment is terminated by us for cause or by the executive without good reason, we will have no further obligations to the executive under the employment agreement other than the obligation to pay to the executive the earned but unpaid base salary, any pro-rated annual bonus required to be paid to the executive, and to provide the other welfare plan or fringe benefits in accordance with the provisions of the applicable plan.

In the event of death or disability, we will be obligated to pay to the executive’s estate or beneficiaries or the executive, the earned but unpaid base salary and other accrued obligations when due under Minnesota law, a payment equal to the executive’s base salary in a lump sum within twenty days following the termination date (but if the termination is due to disability, no later than March 15 of the calendar year following the calendar year in which the executive suffers the disability), any pro-rated annual bonus required to be paid to the executive at the time when annual bonuses are paid to our other senior executives, and if any of the executive’s qualified beneficiaries makes an election to continue in our group health plans, we will pay the premium for the coverage for the earlier of one year from the date of termination or the date on which the qualified beneficiary is no longer eligible for such coverage.

If the executive’s employment is terminated by us without cause or by the executive for good reason, or if we elect not to renew the term of the employment agreement, the executive will be entitled to the following severance payments and benefits:

•	The executive will be paid in two lump sum payments:

o	the executive’s earned but unpaid base salary and accrued but unpaid vacation through the date of termination and any prorated annual bonus required to be paid for the fiscal year that ends on or before the date of termination to the extent not previously paid, and

o	a severance amount equal to two times the sum of the executive’s annual base salary in effect of the date of termination plus average bonus over the prior three years;

•	The executive will receive the executive’s prorated annual bonus for the year in which the termination occurs, payable at the time bonuses are paid to the other senior executives;

•	We will pay premiums for the executive’s continuing coverage group health plans (medical, dental, and vision) until the earlier of one year from the date of termination or the date on which the executive is no longer eligible for such coverage;

•	Any unvested stock options shall become vested in full; and

•	We will timely pay or provide any vested benefits or other amounts or benefits required to be paid or provided that the executive is eligible to receive on the date of termination under any plan, contract or agreement.

If a change in control occurs during the employment period, we will pay the executive a lump sum amount equal to the executive’s base salary in effect on the date of the change in control. If the executive’s employment is terminated by us without cause or by the executive for good reason or without good reason within one year after the effective date of the change in control, then the executive will also be entitled to receive the payments and benefits outlined in the five bullet points above, except that for the purposes of calculating the executive’s average bonus over the prior three years, the amount will be the greater of (a) the average annual bonus received by the executive for the three complete fiscal years as our chief executive officer/chief operating officer (or such lesser number of years as the executive has been employed in that position) immediately prior to the date of the change in control, and (b) the amount representing the executive’s base salary in effect on the date of the change in control.

Under the terms of the 2007 Plan and related award agreements, all outstanding options will become fully exercisable upon and vested and all restrictions on restricted stock will lapse upon a “change in control.” In addition, our employment agreements with the executives provide that in the event of such a termination of the executive’s employment, all outstanding stock options, restricted stock and other equity awards granted to the executive under any of our equity compensation plans (or substitute awards covering the securities of the successor company) will become immediately vested and exercisable in full.

Further, in the event it is determined that any payment to the executive under the employment agreement would be subject to an excise tax, then the executive may be entitled to receive an additional payment under the excise tax gross-up payment plan provided to our senior executives. To the extent any payment or commencement of a payment under the employment agreement and other payment or benefits would result in accelerated or additional tax under Section 409A of the Internal Revenue Code, as amended, we will defer such payments until the earlier of the first day of the seventh month following the date of termination of the executive’s employment or the executive’s death and such deferred payments will be paid in one lump sum, without interest, at such time.

Each of the employment agreements contains provisions relating to non-competition, non-solicitation, protection of our confidential information and assignment of inventions.

Description of Tax Gross Up Plan

On November 18, 2010, the Compensation Committee recommended, and the Board of Directors approved, the Tax Gross Up Plan in order to fulfill our obligation under the employment agreements with Ms. Beranek and Mr. Hill relating to an excise tax gross-up payment plan.  Ms. Beranek and Mr. Hill are the only persons participating in the Tax Gross Up Plan. The Tax Gross Up Plan requires us to reimburse the executive, on an after-tax basis, for any excise taxes payable by the executive pursuant to Section 4999 of the Internal Revenue Code with respect to any payments under the employment agreements or any other agreement or plan between us and the executive officer that is triggered upon a change in control.  The Tax Gross Up Plan also sets out procedures for determining the amount of the tax gross-up payment and resolving any disputes relating to the payment or payment obligation, as well the process and timing for any payments required by the Tax Gross Up Plan.

The Tax Gross Up Plan may be amended from time to time by the Board of Directors.  However, no amendment that adversely affects any executive whose employment agreement provides for a tax gross-up payment governed by the Tax Gross Up Plan will be effective unless each such executive consents in writing to such amendment.  The Tax Gross Up Plan will terminate at such time as all employment agreements between us and any executive that provides for a tax gross-up payment governed by the Tax Gross Up Plan terminate or expire in accordance with their respective terms without further liability for the tax gross-up payment.

Summary of Post-Employment and Change in Control Payments

If the employment of Ms. Beranek or Mr. Hill was terminated by us without cause or by the executive for good reason as of September 30, 2017 or if we elected not to renew the employment agreement with the executive as of September 30, 2017, we estimate that the value of the benefits under our employment agreements with these executives would have been as follows based upon the executive’s respective salaries for fiscal year 2017, the annual bonus amounts at actually earned for fiscal year 2017, the average bonus over the three fiscal years prior to September 30, 2017 (fiscal years 2016, 2015 and 2014) and the executive’s stock option holdings at September 30, 2017:

	Termination Without Cause, For Good Reason or Non-Renewal
	Cheryl Beranek	John P. Hill
Fiscal Year 2017 Bonus	$—	$—
Severance Amount	$1,340,210	$1,317,872
Insurance Premiums	$18,357	$18,357
Total	$1,358,567	$1,336,229

During fiscal year 2017, Mr. Herzog’s employment with us is “at will” and accordingly, he would not be entitled to any payments or benefits in the event his employment were terminated by us or by him for any reason during fiscal year 2017, including following a change in control.

If a change in control occurred as of September 30, 2017, we estimate that the value of the benefits under our employment agreements with Ms. Beranek and Mr. Hill and under the 2007 Plan based upon the executive’s respective salaries for fiscal year 2017 and based upon the executive’s respective stock option and restricted stock holdings at September 30, 2017 would have been as follows:

	Change in Control (Without Termination of Employment)
	Cheryl Beranek	John P. Hill
Base Salary Payment	$322,317	$322,317
Value of Accelerated Lapse of Restrictions on Restricted Stock (1)	$637,078	$637,078
Total	$959,395	$959,395

(1)	Value based on a share price of $13.60, which was the closing sales price for a share of our common stock on the Nasdaq Stock Market on September 29, 2017. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

In calculating the amounts described above, we determined that the executive would not be subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code on the payments and value of other benefits to the executive officers that are triggered upon a change in control. Accordingly, the above calculations do not give effect to the reimbursement of the executive of excise taxes under the Tax Gross Up Plan described above.

If a change in control occurred as of September 30, 2017, the value of accelerated vesting of Mr. Herzog’s restricted stock would have been $297,786, calculated in the same manner as described in footnote 1 above.

If the employment of Ms. Beranek or Mr. Hill was terminated without cause or for good reason or without good reason as of September 30, 2017 within one year of a change of control (for the purposes of the table below, the change of control is assumed to also have occurred on September 30, 2017), we estimate that the value of the benefits under our employment agreements with these executives and under the 2007 Plan that would be triggered by these events would have been as follows based upon (i) base salary for fiscal year 2017, (ii) annual bonus amount for fiscal year 2017 actually earned, (iii) the average bonus over the three fiscal years prior to September 30, 2017 (fiscal years 2016, 2015 and 2014), and (iv) the executive’s respective stock option and restricted stock holdings at September 30, 2017:

	Triggered by Termination Without Cause or For Good Reason or Without Good Reason Within 1 Year of a Change in Control
	Cheryl Beranek	John P. Hill
Base Salary Payment Triggered by Change of Control	$322,317	$322,317
Fiscal Year 2017 Bonus	$—	$—
Severance Amount	$1,340,210	$1,317,872
Value of Accelerated Lapse of Restrictions on Restricted Stock (1)	$637,078	$637,078
Insurance Premiums	$18,357	$18,357
Excise Tax Reimbursement	$—	$—
Total	$2,317,962	$2,295,624

(1)	Value based on a share price of $13.60, which was the closing sales price for a share of our common stock on the Nasdaq Stock Market on September 29, 2017. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

If the employment of Ms. Beranek or Mr. Hill was terminated as of September 30, 2017 by reason of death or disability, we estimate that the value of the benefits under our employment agreements with these executives would have been as follows based upon base salary for fiscal year 2017 and annual bonus amount for fiscal year 2017 actually earned:

	Termination By Reason of Death or Disability
	Cheryl Beranek	John P. Hill
Base Salary Payment	$322,317	$322,317
Fiscal Year 2017 Bonus Payment	$—	$—
Insurance Premiums	$18,357	$18,357
Total	$340,674	$340,674

Definitions of Employment Agreement and Plan Terms

The terms “disability,” “cause,” “good reason,” and “change in control,” used in the employment agreements with Ms. Beranek and Mr. Hill are defined as follows where the “Executive” means Ms. Beranek or Mr. Hill and the “Company” means Clearfield, Inc.:

Term	Definition
Disability

A physical or mental illness which renders Executive unable to perform her/his essential duties for ninety (90) consecutive days or a total of one hundred and eighty (180) days in any twelve (12) month period with or without reasonable accommodations, or unable to perform those duties in a manner that would not endanger her/his health or safety or the health or safety of others even with reasonable accommodations.

The existence of a Disability shall be determined through the opinion (to a reasonable medical certainty) of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship for the Company.

Term	Definition
Cause

(i)        The Executive’s willful failure to perform or gross negligence in performing her/his duties owed to the Company (other than such failure resulting from the Executive’s Disability or any such actual failure after her/his issuance of a Notice of Termination for Good Reason), which continues after thirty (30) days following a written notice delivered to the Executive by the Board, which notice specifies such willful failure or gross negligence;

(ii)       The Executive’s commission of an act of fraud or dishonesty in the performance of her/his duties;

(iii)       The Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, any felony or a misdemeanor involving moral turpitude;

(iv)       Any material breach by the Executive of any fiduciary duty or duty of loyalty owed to the Company; or

(v)       The Executive’s material breach of any of the provisions of this Agreement which is not cured within thirty (30) days following written notice thereof from the Company.

Good Reason

The occurrence of any one or more of the following events without the Executive’s prior written consent, provided that the Executive terminates her/his employment within one hundred and eighty (180) days following the lapse of the Company’s cure period described below as to one or more of such events and unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(i) The Company’s reduction of the Executive’s annual base salary below the initial Base Salary or reduction in the Executive’s target annual bonus;

(ii)       The Company’s material change of the Executive’s duties in a manner inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 2(a) or other action by the Company which materially diminishes such position, authority, duties or responsibilities, excluding for this purpose isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from Executive;

(iii)       The relocation of the Company’s offices at which Executive is principally employed to a location more than 50 miles from such offices;

(iv)       The failure of a successor to the Company to (A) assume and agree to perform the obligations of the Company hereunder, or (B) replace this Agreement with an employment contract of substantially similar terms acceptable to the Executive and no less favorable than those terms provided to an acquiring Company’s executive officers; or

(v)       The Company’s material breach of its obligations under the Agreement.

Notwithstanding any other provision of this Section 3(e), the occurrence of any event described in Section 3(e)(i) or (v) shall constitute Good Reason only if (A) the Executive provides written notice to the Company of the occurrence of such event within ninety (90) days of the initial occurrence of such event, and (B) the Company fails to remedy the event described in the Executive’s written notice within thirty (30) days of the Company’s receipt of such notice.

Term	Definition

Change in Control

Change in Control as defined in the Company’s 2007 Stock Compensation Plan as in effect on December 16, 2008, but excluding from such definition Section 8(b)(ii) thereof, which means the happening of any of the following:

(i) A majority of the directors of the Company shall be persons other than persons

(A) For whose election proxies shall have been solicited by the Board, or

(B) Who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships,

(iii) The shareholders of the Company approve a definitive agreement or plan to

(A) Merge or consolidate the Company with or into another corporation other than

(1) a merger or consolidation with a subsidiary of the Company or

(2) a merger in which

(a) the Company is the surviving corporation,

(b) no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property (except (i) voting stock of a parent corporation owning directly, or indirectly through wholly owned subsidiaries, both beneficially and of record 100% of the voting stock of the Company immediately after the merger and (ii) cash upon the exercise by holders of voting stock of the Company of statutory dissenters' rights),

(c) the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving corporation or its parent corporation, and

(d) if voting stock of the parent corporation is exchanged for voting stock of the Company in the merger, all holders of any class or series of voting stock of the Company immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their voting stock of the Company as all other holders of such class or series,

(B) exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for cash, securities, or other property,

(C) sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions), or

(D) liquidate or dissolve the Company.

The term “change in control,” as used in the 2007 Plan means the happening of any of the following:

(i)       A majority of the directors of the Company shall be persons other than persons

(A)       For whose election proxies shall have been solicited by the Board, or

(B)       Who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships,

(ii)       30% or more of the outstanding voting stock of the Company is acquired or beneficially owned (as defined in Rule 13d-3 under the Exchange Act or any successor rule thereto) by any person (other than the Company or a subsidiary of the Company) or group of persons acting in concert (other than the acquisition and beneficial ownership by a parent corporation or its wholly-owned subsidiaries, as long as they remain wholly-owned subsidiaries, of 100% of the outstanding voting stock of the Company as a result of a merger which complies with paragraph (iii)(A)(2) hereof in all respects), or

(iii)       The shareholders of the Company approve a definitive agreement or plan to

(A)       Merge or consolidate the Company with or into another corporation other than

(1)       a merger or consolidation with a subsidiary of the Company or

(2)       a merger in which

(a)       the Company is the surviving corporation,

(b)       no outstanding voting stock of the Company (other than fractional shares) held by shareholders immediately prior to the merger is converted into cash, securities, or other property (except (i) voting stock of a parent corporation owning directly, or indirectly through wholly owned subsidiaries, both beneficially and of record 100% of the voting stock of the Company immediately after the merger and (ii) cash upon the exercise by holders of voting stock of the Company of statutory dissenters' rights),

(c)       the persons who were the beneficial owners, respectively, of the outstanding common stock and outstanding voting stock of the Company immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 70% of, respectively, the then outstanding common stock and the then outstanding voting stock of the surviving corporation or its parent corporation, and

(d)       if voting stock of the parent corporation is exchanged for voting stock of the Company in the merger, all holders of any class or series of voting stock of the Company immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their voting stock of the Company as all other holders of such class or series,

(B)       exchange, pursuant to a statutory exchange of shares of voting stock of the Company held by shareholders of the Company immediately prior to the exchange, shares of one or more classes or series of voting stock of the Company for cash, securities, or other property,

(C)       sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions), or

(D)       liquidate or dissolve the Company.

DIRECTOR COMPENSATION

For services in our fiscal year 2017, each non-employee director received a retainer of $12,500 and the chair of the Audit Committee received an additional retainer of $3,125.

On February 24, 2017, the first business day following the 2017 Annual Meeting of Shareholders, Messrs. Roth, Goepel, Harding, Hayssen and Hayward, the non-employee directors elected at the 2017 Annual Meeting, received a restricted stock award of 759 shares under the 2007 Plan. The restricted stock award had a value of approximately $12,500 as of the date of the grant and the restrictions will lapse on the restricted stock one day prior to this 2018 Annual Meeting of Shareholders.

On November 17, 2017, the Board of Directors approved, based on the recommendation of the Compensation Committee, an award of restricted stock to each non-employee director elected at the Annual Meeting. The restricted stock award will be granted on the first business day after the Annual Meeting and have a value of $12,500 as of the date of grant. The restricted stock award will be granted under the 2007 Plan, and vest one day prior to the 2019 Annual Meeting of Shareholders.

The following table shows for fiscal year 2017, the cash and other compensation earned or paid by us to each of our Board members:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (2)	Total ($)
Ronald G. Roth	$12,500	$12,486	$24,986
Patrick Goepel	12,500	$12,486	$24,986
Roger Harding	12,500	$12,486	$24,986
Charles N. Hayssen	15,625	$12,486	$28,111
Donald R. Hayward	12,500	$12,486	$24,986

(1)	Represents cash retainer for fiscal year 2017 as described above.

(2)	Represents the aggregate grant date fair value of the restricted stock award described above, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of the restricted stock award is determined as the average price of our stock on the date of grant as discussed in Note C, “Shareholders’ Equity,” in the notes to financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2017.

The aggregate number of stock options outstanding at September 30, 2017 held by directors was: Mr. Roth, no shares; Mr. Goepel, no shares; Mr. Harding, no shares; Mr. Hayssen, 2,400 shares; Mr. Hayward, no shares; and Ms. Beranek, no shares.

Cheryl Beranek, who served as our director and an executive officer in fiscal year 2017, received no compensation for Board or committee service during fiscal year 2017.

PROPOSAL 3:
APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of Baker Tilly Virchow Krause, LLP as our independent registered public accountants for ratification. In the event the shareholders do not ratify the reappointment of Baker Tilly Virchow Krause, LLP, the Audit Committee will reconsider the selection.

Vote Required for Proposal 3

Approval of this Proposal 3 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on Proposal 3.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 3: Appointment of Baker Tilly Virchow Krause, LLP
_______________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee selected Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018. The Audit Committee has asked the shareholders to ratify the appointment of Baker Tilly Virchow Krause, LLP for the fiscal year ended September 30, 2017 in Proposal 3.

Representatives of Baker Tilly Virchow Krause, LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Accountant Fees and Services

The following table summarizes the fees billed to us by Baker Tilly Virchow Krause, LLP for professional services rendered for the fiscal years ended September 30, 2017 and September 30, 2016:

	Fiscal Year 2017	Fiscal Year 2016
Audit Fees	$178,706	$152,322
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total Fees	$178,706	$152,322

Audit Fees.  This category consists of fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, or other services normally provided by the auditor in connection with statutory and regulatory filings or engagements for the respective fiscal years.

Audit-Related Fees.  This category consists of fees billed to us for professional services for assurance and related services by the auditor that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.  This category consists of fees billed to us by the auditor for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the respective fiscal years.

All Other Fees.  There were no fees for fiscal year 2017 or fiscal year 2016 other than those described above.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors. Under this policy, the Audit Committee has delegated to its Chair the authority to pre-approve any engagement or service not exceeding $10,000. Any proposed service exceeding $10,000 will require pre-approval by the entire Audit Committee. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve categories of services or specific services to be provided by the independent auditor with the pre-approval having a term of 12 months unless the Audit Committee specifically provides for a different period. The policy prohibits pre-approval of certain non-audit services that may not be provided by the independent auditor under SEC rules. All of the services described above for fiscal year 2017 were pre-approved by the Audit Committee before Baker Tilly Virchow Krause, LLP was engaged to render the services.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of fiscal year 2017, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

In addition, in December 2009, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest.  Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers and director compensation to be reported in our proxy statement;
•	ordinary course business travel and expenses, advances and reimbursements;
•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification
•	any transaction with another company where the related party is an employee, director or beneficial owner of that other company, if the aggregate amount involved does not exceed $50,000;
•	transactions in which our shareholders receive proportional benefits; and
•	regulated transactions at rates or charges fixed in conformity with law or governmental authority and transactions involving certain banking related services.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction.  If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction.  The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;
•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	whether the related party transaction is material to us;
•	the role the related party has played in arranging the transaction;
•	the structure of the related party transaction;
•	the interests of all related parties in the transaction;
•	the extent of the related party’s interest in the transaction; and
•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ending September 30, 2017.

Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in fiscal year 2017.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINEES
FOR 2019 ANNUAL MEETING

Clearfield’s 2019 Annual Meeting of Shareholders is expected to be held on February 22, 2019, and proxy materials in connection with that meeting are expected to be mailed on or about January 8, 2019.

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2019 Annual Meeting of Shareholders, the proposal prepared in accordance with the proxy rules must be received by the Secretary of Clearfield, Inc. in writing at our corporate offices, 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428, no later than September 11, 2018.

The bylaws contain advance notice requirements relating to director nominations by shareholders and shareholder proposals. Under the bylaws, to be timely, a shareholder’s notice with respect to an annual meeting must be received at the principal executive office of the Company not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders, or no later than October 11, 2018 and no earlier than September 11, 2018. The shareholder’s notice must set forth certain information with respect to the shareholder who intends to make the nomination or bring such matter before the meeting and the nominee or the business desired to be conducted.

In addition, if we receive notice of a shareholder proposal after November 26, 2018, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2018 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Ronald G. Roth

Chairman of the Board of Directors